Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2019 (except Note 17(b), as to which the date is April 22, 2019) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-230745) and related Prospectus of Trevi Therapeutics, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Stamford, Connecticut

April 22, 2019